LINCOLN NATIONAL
LIFE INSURANCE CO.
A part of LINCOLN NATIONAL CORPORATION

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE OF THIS POLICY AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY.

THE CASH SURRENDER VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THIS POLICY. NO MINIMUM CASH SURRENDER VALUE IS GUARANTEED.

We agree to pay the Proceeds to the Beneficiary after receipt of due proof of the death of the Insured while this Policy is in force and before the Maturity Date.

We agree to pay the Proceeds to the Owner if the Insured is living on the Maturity Date.

READ THIS POLICY CAREFULLY. This is a legal contract between the Owner and the Lincoln National Life Insurance Company.

RIGHT TO RETURN THIS POLICY. This Policy may be returned to the agent through whom it was purchased or to our Home Office by the latest of. (1) 10 days after its receipt, or (2) 45 days after Part 1 of the application was signed, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right. Upon cancellation this Policy will be void from the beginning. The refund will be the total of all premiums paid for this Policy.

Signed for The Lincoln National Life Insurance Company at its Home Office in Fort Wayne, Indiana.


/s/ Jon A. Boscia                                 /s/ C. Suzanne Womack
JON A. BOSCIA, PRESIDENT                          C. SUZANNE WOMACK, SECRETARY




                  Flexible Premium Variable Life Insurance Policy
               Flexible Premiums Payable Until Death or Maturity Date
                              Adjustable Death Benefit
               Death Benefit Payable at Death Prior to Maturity Date
                 Net Cash Surrender Value Payable at Maturity Date
                          Nonparticipating - No Dividends


                                 TABLE OF CONTENTS
POLICY SCHEDULE
TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
THE CONTRACT                                                               1
OWNERSHIP, BENEFICIARY, AND ASSIGNMENT                                     2
PREMIUM, GRACE PERIOD, DEATH BENEFIT GUARANTEE, CONTINUATION OF
INSURANCE, AND REINSTATEMENT                                               2
GENERAL ACCOUNT                                                            3
ACCOUNT                                                                    4
INVESTMENT AMOUNT AND TRANSFERS                                            4
POLICY VALUES                                                              4
SURRENDER AND WITHDRAWALS                                                  6
LOANS                                                                      7
DEATH BENEFIT                                                              7
CHANGES                                                                    7
PROCEEDS                                                                   8
RIDERS AND AMENDMENTS, IF ANY



As used in this Policy, the terms 'We', 'Us', and 'Our' refer to The Lincoln National Life Insurance Company.

"Insured," as used in this Policy, means the person so named on the Policy Schedule.


VUL5

                                   POLICY SCHEDULE


THE MATURITY DATE IS THE POLICY ANNIVERSARY FOLLOWING THE INSURED'S NINETY-NINTH BIRTHDAY. COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE IF NO PREMIUMS ARE PAID AFTER THE INITIAL PREMIUM OR IF SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. COVERAGE MAY ALSO BE AFFECTED BY A CHANGE IN CURRENT VALUES.



POLICY NUMBER: 20 123456                     POLICY DATE: SEPTEMBER 1, 1993

INSURED: ABRAHAM LINCOLN                     MATURITY DATE: SEPTEMBER 1, 2057

SPECIFIED AMOUNT: $100,000                   INITIAL PREMIUM: $2,000.00
     INCLUDES THE POLICY VALUE
                                             PLANNED PERIODIC PREMIUM:
MALE AGE: 35                                      AMOUNT: $2,000.00
RATE CLASS: STANDARD NONSMOKER                    FREQUENCY: ANNUALLY

MONTHLY ANNIVERSARY DAY: 01                  GUARANTEED MAXIMUM PERCENT
                                                  OF PREMIUM CHARGE: 8.50%
MINIMUM SPECIFIED AMOUNT: $50,000.00              APPLIES TO ALL PREMIUMS

MINIMUM WITHDRAWAL AMOUNT: $500.00           POLICY LOAN RATE: 6% IN ADVANCE

PERCENT OF WITHDRAWAL CHARGE: 5%             LOAN COLLATERAL RATE: 3%

MINIMUM WITHDRAWAL CHARGE: $25.00            GENERAL ACCOUNT GUARANTEED
                                             INTEREST
MAXIMUM WITHDRAWAL PERCENT: 20%                   RATE: .24662% PER MONTH WHICH
                                                  EQUALS 3% PER YEAR

CHARGE FOR TRANSFER: $10.00                  DEATH BENEFIT FACTOR: 1.0024662

DEATH BENEFIT GUARANTEE PERIOD:              GUARANTEED MAXIMUM MORTALITY AND
     60 MONTHS                                    EXPENSE RISK CHARGE RATE: .90%

DEATH BENEFIT GUARANTEE MONTHLY
     PREMIUM: $166.66

                                   POLICY SCHEDULE
POLICY NUMBER: 20 123456                          POLICY DATE: SEPTEMBER 1, 1993

     INSURED: ABRAHAM LINCOLN


                               TABLE OF MONTHLY CHARGES


     POLICY              MONTHLY             POLICY              MONTHLY
     YEAR                CHARGES             YEAR                CHARGES
     1                   $75.00              12                  $75.00
     2                    75.00              13                   75.00
     3                    75.00              14                   75.00
     4                    75.00              15                   75.00
     5                    75.00              16                   75.00
     6                    75.00              17                   75.00
     7                    75.00              18                   75.00
     8                    75.00              19                   75.00
     9                    75.00              20                   75.00
     10                   75.00              THEREAFTER           75.00
     11                   75.00

MONTHLY CHARGES WILL BE DEDUCTED FROM THE POLICY VALUE AT THE SAME TIME AND IN THE SAME MANNER AS THE COST OF INSURANCE.


                              TABLE OF SURRENDER CHARGES


     POLICY              SURRENDER           POLICY              SURRENDER
     YEAR                CHARGES             YEAR                CHARGES
     1                   $2,429              14                  $ 1,166
     2                    2,332              15                    1,069
     3                    2,235              16                      972
     4                    2,138              17                      874
     5                    2,040              18                      777
     6                    1,943              19                      680
     7                    1,846              20                      583
     8                    1,749              21                      486
     9                    1,652              22                      389
     10                   1,555              23                      291
     11                   1,457              24                      194
     12                   1,360              25                       97
     13                   1,263              THEREAFTER                0

SURRENDER CHARGES WILL ONLY BE DEDUCTED FROM THE POLICY VALUE IF THE SPECIFIED AMOUNT IS DECREASED OR IF THIS POLICY TERMINATES DUE TO LAPSE OR SURRENDER.

                                   POLICY SCHEDULE

                               ACCOUNT AND SUBACCOUNTS

POLICY NUMBER  20 123456                     POLICY DATE:   SEPTEMBER 1, 1993
INSURED:  ABRAHAM LINCOLN

ACCOUNT:  LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT J

SUBACCOUNTS:   EACH SUBACCOUNT OF THE LINCOLN NATIONAL FLEXIBLE PREMIUM VARIABLE
LIFE ACCOUNT J INVESTS IN A SPECIFIC FUND. LISTED BELOW ARE THE SUBACCOUNTS, THE FUNDS, AND THE INITIAL ALLOCATION OF NET PREMIUMS.


SUBACCOUNT                             FUND                           ALLOCATION
INTERNATIONAL            AMERICAN VARIABLE INSURANCE SERIES,               100%
                              INTERNATIONAL FUND
ASSET ALLOCATION         AMERICAN VARIABLE INSURANCE SERIES,               0%
                              ASSET ALLOCATION FUND
GROWTH                   AMERICAN VARIABLE INSURANCE SERIES,               0%
                              GROWTH FUND
GROWTH-INCOME            AMERICAN VARIABLE INSURANCE SERIES,               0%
                              GROWTH-INCOME FUND
HIGH-YIELD BOND          AMERICAN VARIABLE INSURANCE SERIES,               0%
                              HIGH-YIELD BOND FUND
U.S. GOVERNMENT/         AMERICAN VARIABLE INSURANCE SERIES,               0%
AAA-RATED SECURITIES          U.S. GOVERNMENT/AAA-RATED
                              SECURITIES FUND
CASH MANAGEMENT          AMERICAN VARIABLE INSURANCE SERIES,               0%
                              CASH MANAGEMENT FUND
BOND                     AMERICAN VARIABLE INSURANCE SERIES                0%
                              BOND FUND

IN ADDITION TO THE NET PREMIUM ALLOCATIONS ABOVE, THE INITIAL ALLOCATION OF NET
PREMIUMS TO THE GENERAL ACCOUNT IS INDICATED BELOW:

LINCOLN NATIONAL LIFE INSURANCE COMPANY GENERAL ACCOUNT                    0%

                     TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                 GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000
                        STANDARD NONSMOKER RATE CLASSIFICATION

--------------------------------------------------------------------------------
                   MONTHLY COST OF                          MONTHLY COST OF
     ATTAINED      INSURANCE RATE       ATTAINED            INSURANCE RATE
       AGE       MALE         FEMALE      AGE           MALE          FEMALE
--------------------------------------------------------------------------------
     0           .21833       .15667      50           .42750         .36167
     1           .08583       .07000      51           .46667         .38917
     2           .08167       .06667      52           .51167         .42083
     3           .08000       .06500      53           .56333         .45583
     4           .07667       .06333      54           .62083         .49167
     5           .07333       .06167      55           .68500         .53000
     6           .06917       .06000      56           .75500         .56833
     7           .06500       .05917      57           .82917         .60583
     8           .06250       .05750      58           .91167         .64333
     9           .06083       .05667      59          1.00500         .68583
     10          .06250       .05667      60          1.10833         .73583
     11          .06750       .05833      61          1.22333         .79750
     12          .07583       .06083      62          1.35667         .87417
     13          .08917       .06417      63          1.50667         .96917
     14          .10333       .06833      64          1.67417        1.07500
     15          .11833       .07250      65          1.85750        1.18917
     16          .12333       .07500      66          2.05583        1.30833
     17          .13083       .07750      67          2.26833        1.42917
     18          .13583       .08000      68          2.49917        1.55417
     19          .13917       .08250      69          2.75583        1.69417
     20          .14000       .08417      70          3.04583        1.85833
     21          .13833       .06583      71          3.37667        2.05833
     22          .13583       .08667      72          3.75917        2.30333
     23          .13250       .08833      73          4.19333        2.59750
     24          .12917       .09000      74          4.67000        2.93583
     25          .12500       .09167      75          5.18000        3.31417
     26          .12250       .09417      76          5.71917        3.72333
     27          .12083       .09583      77          6.28333        4.16250
     28          .12000       .09833      78          6,87583        4.63833
     29          .12000       .10167      79          7.51583        5.16583
     30          .12083       .10417      80          8.22333        5.76667
     31          .12333       .10750      81          9.01750        6.45833
     32          .12667       .11083      82          9.91500        7.25667
     33          .13167       .11500      83         10.91250        8.15917
     34          .13750       .12000      84         11.99000        9.15500
     35          .14417       .12583      85         13.12417       10.23500
     36         . 15167       .13417      86         14.29917       11.39083
     37          .16167       .14417      87         15.49917       12.62250
     38          .17250       .15500      88         16.71833       13.93083
     39          .18417       .16667      89         17.97417       15.32667
     40          .19833       .18083      90         19.28500       16.82167
     41          .21333       .19583      91         20.68167       18.45250
     42          .22917       .21083      92         22.21750       20.28000
     43          .24667       .22583      93         24.04333       22.43750
     44          .26583       .24083      94         26.50333       25.22250
     45          .28750       .25750      95         30.20667       29.24917
     46          .31083       .27500      96         36.35750       35.72167
     47          .33583       .29417      97         47.21167       46.86750
     48          .36333       .31417      98         66.20667       66.09417
     49          .39333       .33667
--------------------------------------------------------------------------------

The rates shown are for a standard nonsmoker rate class. If a rated class (other than standard nonsmoker ) is shown on the Policy Schedule, the guaranteed maximum cost of insurance rates will be determined by multiplying the rates for a standard nonsmoker rate class shown above by the rated class factor shown in the table below. The rates shown above are based on the 1980 Commissioners Standard Ordinary Mortality Table, Age Last Birthday for attained ages under 16 and the 1980 Commissioners Standard Ordinary Nonsmoker Mortality Table, Age Last Birthday for attained ages 16 and over.


                                 Rated Class Factors
                             A = 1.25            F = 2.50
                             B = 1.50            H = 3.00
                             C = 1.75            J = 3.50
                             D = 2.00            L = 4.00
                             E = 2.25            P = 5.00

                    TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000
                        STANDARD SMOKER RATE CLASSIFICATION

--------------------------------------------------------------------------------
                   MONTHLY COST OF                          MONTHLY COST OF
     ATTAINED      INSURANCE RATE       ATTAINED            INSURANCE RATE
       AGE       MALE         FEMALE      AGE           MALE          FEMALE
--------------------------------------------------------------------------------
     16         .16333        .08417      58             1.71167        .96333
     17         .17500        .08833      59             1.85833       1.01583
     18         .18417        .09250      60             2.02083       1.07833
     19         .19000        .09500      61             2.20500       1.15667
     20         .19333        .09750      62             2.41250       1.25750
     21         .19333        .09917      63             2.64500       1.38083
     22         .19000        .10167      64             2.89917       1.51750
     23         .18667        .10417      65             3.16833       1.66250
     24         .18167        .10667      66             3.45000       1.80917
     25         .17583        .10917      67             3.74167       1.95167
     26         .17250        .11333      68             4.04833       2.09583
     27         .17083        .11667      69             4.38083       2.25250
     28         .17083        .12083      70             4.74833       2.43750
     29         .17333        .12583      71             5.16167       2.67167
     30         .17750        .13167      72             5.62917       2.95917
     31         .18333        .13667      73             6.14833       3.30167
     32         .19083        .14250      74             6.71667       3.69167
     33         .20083        .15000      75             7.32500       4.11833
     34         .21250        .15833      76             7.94833       4.57167
     35         .22667        .16750      77             8.57417       5.04667
     36         .24333        .18167      78             9.20750       5.54833
     37         .26417        .19833      79             9.87083       6.09583
     38         .28750        .21750      80            10.58667       6.70917
     39         .31417        .23833      81            11.57417       7.40667
     40         .34500        .26333      82            12.24833       8.20083
     41         .37833        .29000      83            13.19583       9.11833
     42         .41500        .31667      84            14.18417      10.11583
     43         .45500        .34333      85            15.18000      11.17750
     44         .49917        .37000      86            16.16000      12.29500
     45         .54583        .39833      87            17.16750      13.45750
     46         .59417        .42750      88            18.22000      14.67167
     47         .64667        .45750      89            19.26833      15.93750
     48         .70333        .49000      90            20.32833      17.34333
     49         .76500        .52583      91            21.43250      18.86250
     50         .83333        .56417      92            22.71667      20.55167
     51         .91083        .60500      93            24.36833      22.54333
     52         .99917        .65167      94            26.62917      25.22250
     53        1.09833        .70333      95            30.20667      29.24917
     54        1.20667        .75583      96            36.35750      35.72167
     55        1.32333        .81000      97            47.21167      46.86750
     56        1.44583        .86333      98            66.20667      66.09417
     57        1.57500        .91417

--------------------------------------------------------------------------------

The rates shown are for a standard smoker rate class. If a rated class (other than standard smoker) is shown on the Policy Schedule, the guaranteed maximum cost of insurance rates will be determined by multiplying the rates for a standard smoker rate class shown above by the rated class factor shown in the table below. The rates shown above are based on the 1980 Commissioners Standard Ordinary Smoker Mortality Table, Age Last Birthday.

                                 Rated Class Factors
                             A = 1.25            F = 2.50
                             B = 1.50            H = 3.00
                             C = 1.75            J = 3.50
                             D = 2.00            L = 4.00
                             E = 2.25            P = 5.00

VULN5

                                     THE CONTRACT

The Contract. The entire contract consists of:

a.   this Policy;
b.   the application and any supplemental application;
c.   any riders; and
d.   any amendments.

This Policy is issued in consideration of the application and payment of the Initial Premium.

A change in this Policy will be binding on us only if the change is in writing and the change is made by Our President, Vice President, Secretary, or Assistant Secretary.

NONPARTICIPATION. This Policy is nonparticipating. It will not share in Our profits or surplus earnings.

REPRESENTATIONS AND CONTESTABILITY. All statements made in an application by, or on behalf of, the Insured will, in the absence of fraud, be deemed representations and not warranties. Statements may be used to contest a claim or the validity of this Policy only if:

a. the statements are contained in the application for issue, reissue, or reinstatement, or in any supplemental application; and
b. a copy of that application or supplemental application is attached to this Policy.

This Policy will not be contestable after it has been in force for 2 years from the Policy Date during the lifetime of the Insured.

Any increase in coverage or any reinstatement will not be contestable after that increase or reinstatement has been in force 2 years from its effective date during the lifetime of the Insured. Any contest will then be based only on the application for the increase or reinstatement and will be subject to "a" and "b" above.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Policy Date, our total liability under this Policy will be the premiums paid, minus any policy loan, plus any unearned loan interest, minus any prior withdrawals, and minus the cost of any riders.

If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any increase in insurance, Our total liability under this Policy with respect to such increase will be its Cost of Insurance and Monthly Charges.

If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any reinstatement, Our total liability with respect to such reinstatement will be the premiums paid, minus any withdrawals and minus the cost of any riders, since the effective date of the reinstatement, minus any policy loan, plus any unearned loan interest.

POLICY DATE. The Policy Date is shown on the Policy Schedule. Policy anniversaries occur annually on the same month and day as the Policy Date.

RECORD DATE. The Record Date is the date we record this Policy on our books as an in-force policy.

EFFECTIVE DATE OF COVERAGE. The effective dates of coverage under this Policy will be as follows:

a. For all coverage provided in the original application, the effective date will be the Policy Date, provided this Policy has been delivered and the Initial Premium has been paid prior to death of the Insured and prior to any change in health or any other factor affecting insurability of the Insured as shown in the application.

b. For any increase or addition to coverage, the effective date will be the first Monthly Anniversary Day concurrent with or next following the day We approve the application for that increase or addition.

c. For any decrease in coverage, the effective date will be the first Monthly Anniversary Day concurrent with or next following the day We receive the request.

d. For any insurance that has been reinstated, the effective date will be the first Monthly Anniversary Day concurrent with or next following the day We approve the application for reinstatement.

TERMINATION. All coverage under this Policy will terminate when any one of the following occurs:

a. The grace period ends as provided in the Grace Period provision without payment of required premium and the Policy is not being continued under the Death Benefit Guarantee provision.
b.   This Policy is surrendered.
c.   The Insured dies.
d.   This Policy matures

MATURITY DATE. The Maturity Date is the date this Policy matures. It is the last date insurance coverage can remain in force and the date any remaining Net Cash Surrender Value will be payable. The Maturity date is shown on the Policy Schedule. Coverage under this policy will end prior to the Maturity Date if the premiums paid, plus interest credited, plus Net Investment Results credited are not sufficient to continue coverage to the Maturity Date.

AGE. Age means the Insured's age last birthday on the Policy Date. Attained age means age last birthday on the policy anniversary concurrent with or next preceding any Monthly Anniversary Day.

INCORRECT AGE OR SEX. If there is an error in the age or sex of the Insured, the excess of the Death Benefit over the Policy Value will be adjusted to that which would be purchased by the most recent Cost of Insurance at the correct age and sex. The resulting Death Benefit will not be less than the percentage of the Policy Value required by the Death Benefit provision at the Insured's correct age.

ANNUAL REPORT. We will send a report, without charge, to the Owner at least once each year. It will show:

a.   the current Policy Value;
b.   the current Net Cash Surrender Value;
c.   the current Death Benefit;

d.   any current policy loans; and
e.   activity since the last report:
     1)   premium paid;
     2)   all charges; and,
     3)   any withdrawals.

The report will also include any other data that may be required where this contract is delivered.

PROJECTION OF BENEFITS AND VALUES. Upon request, We will provide a report to the Owner which shows projected future results. The request must be in writing on a form suitable to Us. The report will be based on assumptions in regard to:

a.   the Death Benefit(s) as may be specified by the Owner;
b.   Planned Periodic Premium payments as may be specified by the Owner; and
c. such other assumptions as are necessary and specified by Us and/or the Owner.

A reasonable fee may be charged for this report.

                             OWNERSHIP, BENEFICIARY, AND
                                      ASSIGNMENT

Owner. Owner means the Owner identified in the application or a successor. All the rights of the Owner belong to the Owner while the Insured is alive. The rights pass to the estate of the Owner if the Owner dies before the Insured.

CHANGE OF OWNER. The Owner may transfer all ownership rights and privileges to a new owner. The request must be in writing on a form suitable to us. The change will be effective when we receive it. We will not be responsible for any payment We have made or other action We have taken before having recorded the transfer. A change of ownership will not, in and of itself, affect the interest of any Beneficiary.

BENEFICIARY. The Beneficiary:

a.   will receive the Proceeds when the Insured dies;
b.   is named in the application for this Policy; and
c. may be changed by the Owner. The change is subject to the terms shown in the Change of Beneficiary provision.

  If not otherwise provided:

a. The interest of any Beneficiary who dies before the Insured will pass to any other Beneficiaries according to their interests.

B. If no Beneficiary survives the Insured, the Pro- ceeds will be paid in one sum to the Owner, if living. If the Owner is not living, the Proceeds will be paid to the Owner's estate.

CHANGE OF BENEFICIARY. The Owner may change the Beneficiary designation:

a.   while the Insured is alive; and
b.   if the prior designation does not prohibit such a  change.

The request to change the Beneficiary designation must be in writing on a form acceptable to Us. We reserve the right to require this Policy for endorsement of a change of Beneficiary. A change of Beneficiary will revoke any prior Beneficiary designation.

ASSIGNMENT. An assignment of this Policy will not be binding on us unless:

a.   it is in writing on a form suitable to Us; and
b.   it is received by Us at our Home Office.

We will not be responsible for the validity of any assignment. We reserve the right to require this Policy for endorsement of any assignment.

                                PREMIUM, GRACE PERIOD,
                               DEATH BENEFIT GUARANTEE,
                              CONTINUATION OF INSURANCE,
                                  AND REINSTATEMENT

PAYMENT OF PREMIUMS. The Initial Premium is due on the Policy Date. The amounts and frequency of Planned Periodic Premium payments are shown on the Policy Schedule. Changes in frequency and increases or decreases in amount of Planned Periodic Premium payments may be made by the Owner, Premiums may not be paid after the Maturity Date shown on the Policy Schedule. All premiums are payable in advance.

The Initial Premium will be credited to the Policy on the later of the Policy Date or the date We receive the premium. Any other premiums will be credited on the date we receive them. All premiums credited to this Policy prior to the Record Date will be allocated to the General Account. When the value of the assets is next determined after the Record Date, the Policy Value in the General Account will be reallocated to the various Subaccounts and the General Account in accord with the initial allocation.

This Policy will not take effect until it has been delivered and the Initial Premium has been paid prior to death of the Insured and prior to any change in health or any other factor affecting insurability of the Insured as shown in the application.

The Initial Premium is payable at the Home Office or may be delivered to any authorized agent of the Company. Planned Periodic Premiums are payable at the Home Office. Premium checks should be made payable to The Lincoln national Life Insurance Company. Receipts will be furnished upon request.

We will send premium payment reminder notices to the Owner on written request. The notices may be sent annually, semiannually, or quarterly.

Additional premium payments may be made at any time prior to the Maturity Date. We reserve the right to limit the number and amount of additional premium payments.

Total premiums will be limited so that this Policy will continuously satisfy the premium limitations under Section 7702 of the Internal Revenue Code of 1986, as amended. If any portion of a premium payment is in excess of the limitation, a refund of the excess premium, with current interest credited thereon, will be made to the Owner. The refund will be made within 60 days after the end of the policy year in which We receive the excess. If a refund of the excess premium is not made for any reason within 60 days after the end of the policy year, the Specified Amount will automatically increase so that this Policy will continuously satisfy the premium limitations of Section 7702.

GRACE PERIOD. If the Net Cash Surrender Value on a Monthly Anniversary Day is not sufficient to cover the Cost of Insurance and the Monthly Charge for the month following such Monthly Anniversary Day and the Policy is not being continued under the Death Benefit Guarantee provision described below, a grace period will be allowed for the payment of a premium sufficient to keep this Policy in force until the end of the grace period. The Net Cash Surrender Value, Cost of Insurance, and the Monthly Charge are described in the Policy Values section. Notice of such premium will be mailed to the last known address of the Owner and any assignee of record. The grace period will end 61 days after the notice is mailed. If such premium is not paid within the grace period, all coverage under this Policy will terminate with no value at the end of the 61 day grace period. If a claim by death during the grace period becomes payable under this Policy, any overdue Cost of Insurance and the Monthly Charge will be deducted from the Proceeds.

DEATH BENEFIT GUARANTEE. This policy will not terminate during the Death Benefit Guarantee Period, shown on the Policy Schedule, if A minus B equals or exceeds C where:

A    is the sum of the total premiums paid to date;

B    is the outstanding loan balance plus any with-  drawals to date; and

C is the Death Benefit Guarantee Monthly Premium, shown on the Policy Schedule, multiplied by the number of months since the Policy Date, including the current month.

If C ever exceeds A minus B, the Death Benefit Guarantee no longer applies.

We reserve the right to increase the Death Benefit Guarantee Monthly Premium when any one of the following occurs after the Policy Date:

a.   an increase in coverage under this Policy;

b.   An increase in coverage under any rider; or

c.   The addition of a rider.

CONTINUATION OF INSURANCE. Insurance coverage under this Policy and any benefits provided by rider will be continued in force until the Net Cash Surrender Value is insufficient to cover the Cost of Insurance and the Monthly Charge and the Policy is not being continued under the Death Benefit Guarantee provision described above. This provision will not continue this Policy beyond the Maturity Date nor continue any rider beyond the date for its termination, as provided in the rider.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated at any time within 5 years after the date of termination and prior to the Maturity Date. The reinstatement is subject to:

a.   receipt of evidence of insurability satisfactory to us; and
b. payment of a premium sufficient to keep this Pol- icy in force for a minimum of 2 months.

Reinstatement will become effective on the date described in the Effective Date of Coverage provision.


                                   GENERAL ACCOUNT

GENERAL ACCOUNT. The General Account consists of all assets owned by Us other than those assets held in any separate accounts, including the Account.

                                       ACCOUNT

ACCOUNT. Account, where used without qualification, refers to the account shown on the Policy Schedule. This Account is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It was established under and is subject to the insurance laws of Indiana. The assets of the Account are owned by Us, but are kept separate from the assets of our General Account.

SUBACCOUNTS. The Account has several Subaccounts. They are listed on the Policy Schedule. Premium amounts designated for investment in the Account will be allocated among the Subaccounts according to the percentages listed on the Policy Schedule. No allocation may be less than 10%, nor may any allocation be any fractional percent.

The allocation of future premium amounts may be changed at any time while this Policy is in force. The request for change must be in writing on a form acceptable to Us. The change will take effect on the date the request is received at the Home Office.

FUNDS. The Subaccounts invest in various underlying funds, as shown on the Policy Schedule. Each of these Funds is registered with the SEC under the Investment Company Act of 1940 and has its own investment goals. The investment goals of each Fund are explained in the prospectus for the Account.

The assets of the Account will be valued once daily at the close of trading on each day the New York Stock Exchange is open. If the value of an asset is needed on a day that it has not been valued, the value of that asset when it was most recently valued will be used.

The assets in the Account are used to support the Investment Amounts under policies like this one. To the extent those assets do not exceed this amount, they are used to support those policies; those assets are not used to support any other business conducted. The excess over this amount may be used in any other way.

A Fund might, in Our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, We have the right to invest in a different fund.

Any change in investment policy or change of fund will follow approval by the SEC and will be filed with and approved by the Insurance Commissioner of the State of Indiana. If required, approval of such change will also be filed with the Insurance Department of the state in which this Policy was delivered.

                                  INVESTMENT AMOUNT
                                    AND TRANSFERS

'Investment Amount. The Investment Amount for this Policy is the amount of the Policy Value allocated to the Subaccounts. It is equal to the Policy Value minus any outstanding loan and minus any amounts allocated to the General Account. The amount of the Investment Amount and its allocation to the Subaccounts depends on: (1) how the Owner chooses to allocate Net Premiums; (2) whether or not there are transfer amounts among Subaccounts; (3) the Investment performance of the Subaccounts to which amounts are allocated or transferred; (4) the amount and timing of premium payments made; (5) the existence of any loan; and (6) the existence of any partial withdrawals. The Investment Amount exists only while this Policy is in force.

TRANSFERS. If this Policy is in force, amounts may be transferred as follows:

a. Among Subaccounts, amounts may be transferred as often as twelve times during a policy year.
b. To the General Account from any of the Subaccounts, amounts may be transferred twelve times during a policy year.
c. From the General Account to any of the Subaccounts, amounts may be transferred only one time during any period of twelve consecutive months. The amount of any such transfer may not exceed 20% of the unloaned amount allocated to the General Account on the date of transfer.

The request to transfer amounts must be in writing on a form acceptable to Us unless the Owner has made arrangements with Us to allow telephone transfers. The transfer will take effect on the date it is received at the Home Office. The Charge for Transfer is shown on the Policy Schedule and will be deducted from the amount transferred.

                                    POLICY VALUES

NET PREMIUM. The Net Premium equals the premium paid less the Percent of Premium Charge.

POLICY VALUE. On each Monthly Anniversary Day the Policy Value is equal to the sum of the following:

a.   the Policy Value on the preceding day;
b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;
c. interest at not less than the General Account Guaranteed Interest Rate shown on the Policy Schedule on amounts allocated to the General Account;
d. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan; and
e.   any Net Premiums received;

minus the sum of the following:

f. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;
g.   any withdrawals;
h. any amount charged against the Investment Amount for federal or other governmental income taxes;
i.   all Partial Surrender Charges deducted since the preceding day;
j.   the Monthly Charge for the following month;
k.   the Cost of Insurance for the following month; and
l.   any charges for extra benefits.

On any day other than a Monthly Anniversary Day, the Policy Value is equal to the sum of the following:

a.   the Policy Value on the preceding day;
b. any increase due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;
c. interest at not less than the General Account Guaranteed Interest Rate shown on the Policy Schedule on amounts allocated to the General Account;
d. interest at not less than the Loan Collateral Rate shown on the Policy Schedule on any outstanding loan; and
e.   any Net Premiums received;

minus the sum of the following:

f. any decrease due to Net Investment Results in the value of the Subaccounts to which the Investment Amount is allocated;
g.   any withdrawals;
h. any amount charged against the Investment Amount for federal or other governmental income taxes; and
i.   all Partial Surrender Charges deducted since the preceding day.

The Policy Value on the Policy Date will be the initial Net Premium minus the sum of the following:

a.   the Monthly Charge for the first month;
b.   the Cost of Insurance for the first month; and
c.   any charges for extra benefits.

When the Monthly Charge, the Cost of Insurance, and any charges for extra benefits are deducted, they will be deducted in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to Us.

COST OF INSURANCE. The Cost of Insurance is determined on a monthly basis. It is the cost for this Policy plus the cost for any riders. The Cost of Insurance for this Policy is equal to:

a.   the Death Benefit on the Monthly Anniversary Day;

     divided by
b.   the Death Benefit Factor shown on the Policy Schedule; minus
c. the Policy Value on the Monthly Anniversary Day without regard to the Cost of Insurance; divided by
d.   1,000; the result multiplied by
e. the cost of insurance rate per $1,000 as described below in the Cost of Insurance Rates provision.

If the Death Benefit coverage is Type 1, and there have been increases in the Specified Amount, then the Policy Value will be first applied against the initial Specified Amount up to an amount equal to the initial Specified Amount. The excess, if any, of the Policy Value over the initial Specified Amount will be applied against additional Specified Amounts resulting from increases in the order of the increases.

COST OF INSURANCE RATES. The monthly cost of insurance rate is based on the attained age, sex, and rate class of the person insured. Monthly cost of insurance rates may be changed by Us from time to time. A change in the cost of insurance rates will apply to all persons of the same attained age, sex, and rate class and whose policies have been in effect for the same length of time. The cost of insurance rates will not exceed those described in the Table of Guaranteed Maximum Insurance Rates. These rates are based on the mortality tables named on the Table of Guaranteed Maximum Insurance Rates.

MORTALITY AND EXPENSE RISK CHARGE. A Mortality and Expense Risk Charge will be deducted from the Gross Investment Results at a daily rate not to exceed the daily rate equivalent to the Guaranteed Maximum Mortality and Expense Risk Charge Rate shown on the Policy Schedule.

MONTHLY CHARGE. The Monthly Charge is the charge for this Policy plus the charge for any riders. The Table of Monthly Charges for this Policy is shown on the Policy Schedule.

Monthly Charges are computed separately for the initial Specified Amount and for each subsequent increase in the Specified Amount. If We approve a requested increase in the Specified Amount, additional Monthly Charges will apply to this Policy. We will send an additional Table of Monthly Charges to the Owner.

PERCENT OF PREMIUM CHARGE. The Guaranteed Maximum Percent of Premium Charge used to determine the Net Premium is shown on the Policy Schedule. We may use a Percent of Premium Charge which is less than the Guaranteed Maximum Percent of Premium Charge.

GROSS INVESTMENT RESULTS. The Gross Investment Results are equal to the change in the market value of the assets of the Account from the previous valuation day to the current day, plus the investment income on those assets during the same period.

NET INVESTMENT RESULTS. The Net Investment Results are the Gross Investment Results minus asset management charges, minus miscellaneous expenses incurred by the Fund, and minus the Mortality and Expense Risk Charge.

CASH SURRENDER VALUE. The Cash Surrender Value as of any date is equal to:

a.   the Policy Value; minus
b.   any applicable Surrender Charges.

SURRENDER CHARGE. The Table of Surrender Charges is shown on the Policy
Schedule.

Surrender Charges are computed separately for the initial Specified Amount and for each subsequent increase in the Specified Amount, If We approve a requested increase in the Specified Amount, additional Surrender Charges will apply to this Policy, We will send an additional Table of Surrender Charges to the Owner.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value as of any date is equal to:

a.   the Cash Surrender Value; minus
b.   any outstanding policy loan; plus
c.   any unearned loan Interest.

INSUFFICIENT VALUE. If the Net Cash Surrender Value on any Monthly Anniversary Day is not sufficient to cover the Cost of Insurance and the Monthly Charge for the next month, this Policy will terminate subject to the Grace Period provision.

BASIS OF COMPUTATIONS. Guaranteed values are at least equal to those required by law. Where required, a detailed statement of the method of computation of values has been filed with the Insurance Department of the state in which this Policy was delivered.

If the Net Investment Results credited to the Policy Value at all times from the Policy Date should equal the General Account Guaranteed Interest Rate shown on the Policy Schedule, with premiums and benefits determined accordingly under the terms of this Policy, then the resulting Cash Surrender Value will never be less than the minimum cash surrender value calculated according to the Standard Non-forfeiture Law using the General Account Guaranteed Interest Rate and using:

a. the 1980 Commissioners Standard Ordinary Mortality Table, Age Last Birthday, at attained ages 15 and below, and using the 1980 Commissioners Standard Ordinary Nonsmoker Mortality Table, Age Last Birthday, for nonsmokers at attained ages 16 and above; and

b. the 1980 Commissioners Standard Ordinary Smoker Mortality Table, Age Last Birthday, for smokers at attained ages 16 and above.


                              SURRENDER AND WITHDRAWALS

SURRENDER. The Owner may surrender this Policy for the Net Cash Surrender Value. The request must be in writing on a form acceptable to Us. It may be surrendered at any time prior to termination of the Policy as provided in the Termination provision.

Ordinarily, the surrender will be processed within 7 days from the date the request for surrender is received at the Home Office.

Partial Surrender Charges that are the result of decreases in the Specified Amount are described in the Changes in Amount of Insurance Coverage provision.

WITHDRAWALS. Cash withdrawals may be made at any time after the first policy year and during the lifetime of the Insured. Only one withdrawal is allowed during a policy year. During any year in which the Surrender Charges are greater than zero. the amount of the withdrawal may not be more than the Maximum Withdrawal Percent, shown on the Policy Schedule, of the Net Cash Surrender Value. During any year in which the Surrender Charges are equal to zero, the amount of the withdrawal may not be more than the Net Cash Surrender Value. Any partial withdrawal is subject to a Minimum Withdrawal Amount as shown on the Policy Schedule. The request for a withdrawal must be from the Owner and in writing on a form acceptable to Us.

An amount equal to the Withdrawal Charge will be deducted from each withdrawal amount and the balance paid to the Owner. During any year in which the Surrender Charges are greater than zero, the Withdrawal Charge will be equal to the greater of

a.   the Minimum Withdrawal Charge shown on the Policy Schedule; or
b. the withdrawal amount times the Percent of With- drawal Charge shown on the Policy Schedule.

The excess, if any, of the Withdrawal Charge over the Minimum Withdrawal Charge may not exceed the Surrender Charge and will reduce the Surrender Charge by the amount of any such excess.

During any year in which the Surrender Charges are equal to zero, the Withdrawal Charge will be the Minimum Withdrawal Charge.

When a withdrawal is made, the Policy Value will be reduced by the amount of the withdrawal. The reduction will be made in proportion to the values of the General Account and each of the Subaccounts I or by any other method requested by the Owner and acceptable to Us. If the Death Benefit coverage is Type 1, the Specified Amount will also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the Death Benefit, which may be determined from the Death Benefit provision. No withdrawal will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule.

Ordinarily, withdrawals will be processed within 7 days from the date the request for a withdrawal is received at the Home Office.


                                        LOANS

CASH LOANS. While this Policy is in force, We will grant a loan against this Policy provided:

a.   a written loan agreement is executed; and
b.   this Policy is assigned to Us.

This Policy will be the sole security for the loan. The amount of outstanding loans with interest may not exceed the Cash Surrender Value as of the date of the policy loan. Ordinarily, the loan will be processed within 7 days from the date the request for a loan is received at the Home Office.

The loan will be made in proportion to the values of the General Account and each of the Subaccounts, or by any other method requested by the Owner and acceptable to Us. The amount of the loan made against the Subaccounts will be deducted from the Investment Amount, but will remain part of the Policy Value. The loan amount will earn interest at not less than the Loan Collateral Rate shown on the Policy Schedule.

If at any time the total of all policy loans plus loan interest equals or exceeds the Cash Surrender Value, this Policy will terminate, but not until 61 days after notice has been mailed to the last known address of the Owner and any assignee of record.

INTEREST ON POLICY LOANS. Interest on any loan will be at the Policy Loan Rate shown on the Policy Schedule. Interest is payable annually in advance. Interest which is not paid when due will be added to the loan and will bear interest at the same rate as the loan.

LOAN REPAYMENTS. Loan repayments will be allocated to the Subaccounts in accord with the most recent premium allocation or by any other method requested by the Owner and acceptable to Us.

                                    DEATH BENEFIT

DEATH BENEFIT. Subject to the provisions of this Policy, the Death Benefit coverage at any time prior to the Maturity Date will be either Type 1 or Type 2 as defined below.

Type 1. Basic Coverage. If the Specified Amount includes the Policy Value, as shown on the Policy Schedule, the Death Benefit at any time will equal the Specified Amount.

Type 2. Basic plus Policy Value Coverage. If the Specified Amount is in addition to the Policy Value, as shown on the Policy Schedule, the Death Benefit at any time will be equal to the Policy Value plus the Specified Amount.

The Death Benefit, however, will never be less than the following percentage of the Policy Value:


     In the case of an                  The applicable
     Insured with an                    percentage
     attained age as of                 will decrease
     the beginning of the               proportionally
     contract year of:                  for each full year:

     More           But Not
     Than:          More Than:          From:     To:
     0              40                  250%      250%
     40             45                  250%      215%
     45             50                  215%      185%
     50             55                  185%      150%
     55             60                  150%      130%
     60             65                  130%      120%
     65             70                  120%      115%
     70             75                  115%      105%
     75             90                  105%      105%
     90             95                  105%      100%
     95             99                  100%      100%



                                       CHANGES

CHANGES IN TYPE OF DEATH BENEFIT COVERAGE. The Owner may change the type of Death Benefit coverage. The request must be in writing on a form acceptable to Us. The change will be effective on the first Monthly Anniversary Day concurrent with or next following the day We receive the request. No change in the type of Death Benefit coverage will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule. The Specified Amount will be changed as follows:

a. If the change is from Type I to Type 2, the Specified Amount after such change will be equal to:
     1.   the Specified Amount prior to such change; minus
     2.   the Policy Value on the date of change.
b. If the change is from Type 2 to Type 1, the Speci- fied Amount after such change will be equal to:

     1.   the Specified Amount prior to such change; plus
     2.   the Policy Value on the date of change.

CHANGES IN AMOUNT OF INSURANCE COVERAGE. The Specified Amount may be increased or decreased at any time. The request for change must be from the Owner and in writing on a form acceptable to Us.

Any decrease will become effective on the date described in the Effective Date of Coverage provision. Any such decrease will reduce insurance in the following order:

a.   against the insurance segment provided by the most recent increase;
b. against the insurance segments provided by the next most recent increases successively; and
c.   against the insurance segment provided under the original application.

Any decrease will be subject to the deduction of Partial Surrender Charges from the Policy Value. The Partial Surrender Charge deducted for each insurance segment will be equal to:

a. the Surrender Charge shown on that insurance segment's Policy Schedule as of the date of the decrease; multiplied by
b.   the amount of the decrease applicable to that insurance segment; divided by
c.   the original amount of that insurance segment.

The total Partial Surrender Charge deducted as of the date of the decrease will be equal to the sum of the Partial Surrender charges for each insurance segment.

Following the date of the decrease, the Surrender Charges will be reduced. The Surrender Charges remaining for each insurance segment will be equal to:

a. the Surrender Charges shown on that insurance segment's Policy Schedule following the date of the decrease; multiplied by
b. the amount of insurance remaining in effect for that insurance segment immediately following the most recent decrease; divided by
c.   the original amount of that insurance segment.

Following the date of the decrease, the total Surrender Charges remaining will be equal to the sum of the Surrender Charges remaining for each insurance segment.

Decreases will be allowed only to the extent that the Policy Value equals or exceeds the sum of all Partial Surrender Charges to be deducted as a result of the decrease. We may limit the amount of any decrease that would result in this Policy becoming disqualified as life insurance under Section 7702 of the Internal Revenue Code of 1986, as amended. The Specified Amount after any requested decrease may not be less than the Minimum Specified Amount shown on the Policy Schedule.

Any request for an increase must be applied for on a supplemental application. Such increase will be subject to:

a.   evidence of insurability satisfactory to Us;
b.   Our issue rules and limits at the time of increase; and
c. the sufficiency of the Net Cash Surrender Value to cover the next Cost of Insurance deduction, the next Monthly Charge, and the additional Surrender Charges due to such increase.

Any increase will become effective on the date described in the Effective Date of Coverage provision.

APPLICATION FOR ADDITIONAL INSURANCE. Additional insurance on the lives of other persons may be applied for by supplemental application. Approval of the additional insurance will be subject to evidence of insurability satisfactory to Us. Additional insurance will also be subject to the sufficiency of the Net Cash Surrender Value to cover the next Cost of Insurance deduction and the Monthly Charge. The new insurance will be provided by rider and will become effective on the date described in the Effective Date of Coverage provision.


                                       PROCEEDS

PROCEEDS. Proceeds mean the amount payable on;

a.   the Maturity Date; or
b.   the surrender of this Policy; or
c.   the death of the Insured.

The Proceeds to be paid on the death of the Insured will be:

a.   the Death Benefit; minus
b.   any outstanding policy loan; plus
c.   any unearned loan interest.

The Proceeds to be paid on the surrender of this Policy or on the Maturity Date will be the Net Cash Surrender Value.

The Proceeds to be paid on the death of any person insured by rider will be as provided in the rider.


PAYMENT OF PROCEEDS. Any amount to be paid at the death of the Insured or on any other termination of this Policy will be paid in one sum unless otherwise provided. Interest will be paid on this amount from date of death or Maturity Date to the date of payment at a specified rate not less than that required by law. All or part of the sum of this amount and such interest credited to the date of payment may be applied to any Payment Option.

CLAIMS OF CREDITORS. To the extent allowed by law, the Proceeds will not be subject to any claims of a Beneficiary's creditors.

PAYMENT OPTIONS. Upon written request, We will apply all or part of the Proceeds payable under this Policy in accordance with any Payment Option We offer on the Option Date. The Option Date is any date this Policy terminates under the Termination provision. When Proceeds become payable under a Payment Option, a Payment Contract will be issued to the payee in exchange for this Policy.

                   Flexible Premium Variable Life Insurance Policy
                Flexible Premiums Payable Until Death or Maturity Date
                               Adjustable Death Benefit
                Death Benefit Payable at Death Prior to Maturity Date
                  Net Cash Surrender Value Payable at Maturity Date
                           Nonparticipating - No Dividends




                If you have any questions concerning this Policy or if
               anyone suggests that you change or replace this Policy,
                please contact your Lincoln National Life agent or the
                             Home Office of the Company.




                                 THE LINCOLN NATIONAL
                                LIFE INSURANCE COMPANY

                              1300 SOUTH CLINTON STREET
                                    P.O. BOX 1110
                              FORT WAYNE, INDIANA 46801

                                  LINCOLN NATIONAL
                                 LIFE INSURANCE CO.
                         A part of LINCOLN NATIONAL CORPORATION